Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Part A and Part B (Statement of Additional Information) in Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Securities Lending Cash Central Fund, Fidelity Cash Central Fund, and Fidelity Municipal Cash Central Fund of our reports dated June 29, 2001 on the financial statements and financial highlights included in the May 31, 2001 Annual Report to Shareholders of the above referenced funds.

We further consent to the reference to our Firm under the heading "Auditor" in the Statement of Additional Information.

____________________________
____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
July 16, 2001